Exhibit 99.1

                            CSW Submits Plan in Texas
                          for Transition to Competition

Dallas, Texas (Jan. 10, 2000) -- Central and South West Corporation (CSW) (NYSE:
CSR) today filed with the Public Utility Commission of Texas (PUCT) its business separation plan required by Texas Senate Bill 7 on Electric Restructuring (SB
7). The business separation plan describes the approach proposed by CSW to separate, or "unbundle," the activities of each of its Texas electric operating companies into three entities. While the plan is directed to meet the requirements of the Texas restructuring legislation, the separation plan should also meet restructuring requirements anticipated in Arkansas, Louisiana and Oklahoma.

CSW is the parent company of Central Power and Light Company (CPL), West Texas Utilities Company (WTU), Southwestern Electric Power Company (SWEPCO) and Public Service Company of Oklahoma (PSO). CPL and WTU operate in Texas. SWEPCO operates in portions of Texas, Louisiana and Arkansas. PSO operates in Oklahoma.

CSW's separation plan describes the proposed approach that will be taken to separate the traditional activities of its integrated electric companies to provide for competition in Texas. By Jan. 1, 2002, utilities must separate their operations into three basic units:

- A retail electric provider (REP), which will sell electric service to retail customers;
-   A  power  generation  company,  which  will  produce  the  electricity;  and
- An energy delivery company (transmission and distribution, or T&D), which will deliver the electricity to the customer.

Based on the experience by other utilities in other states, the total cost to restructure the entire CSW system to implement retail competition in its states could range from $100 million to $200 million.

"The plan will ensure a smooth transition for our customers while providing a cost-effective way to separate the energy delivery, generation and retail business functions to comply with SB 7," said Mark Roberson, CSW vice president of regulatory affairs. "The proposed separation is intended to minimize restructuring costs for the benefit of our customers.

"The plan envisions a two-stage structural separation," Roberson continued. "The first stage will be the structural separation of the management and control of the transmission and distribution areas from the generation areas of the corporation and the creation of a separate retail electric provider. This would occur on or before the Jan. 1, 2002, start date for retail competition in Texas.

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"The  second  stage would  occur  after a  transition  period of up to six years following the Jan. 1, 2002, start date," Roberson said. "By Jan. 1, 2008, CSW will have resolved in a cost-effective way existing contracts that restrict transfers of asset ownership and would have transferred legal ownership of generating and T&D assets to the new entities. By that time, operating staffs
also  would  have  been  transferred  into  the  separate   generating  and  T&D
companies."

Taking this two-stage approach is expected to potentially save approximately $35 million in refinancing costs that likely would occur if there were a requirement to transfer asset ownership by Jan. 1, 2002, according to Wendy Hargus, CSW treasurer. Consequently, CSW is asking the PUCT to provide a decision on an accelerated basis as to whether it will allow its proposed two-stage approach.

"Under the proposed two-stage structural separation plan, separate books and records would be kept for each business unit," Hargus said. "Office, computer systems, accounting systems and similar equipment would be segregated, and the employee Code of Conduct would restrict information exchanges among employees of the businesses. Ownership of the power plants and T&D facilities will continue on the books of our individual electric operating companies during the transition period."

"Our goal in CSW's reorganization planning is to maintain the efficiencies and economies that have been achieved by the CSW system through consolidation of similar activities over the last several years," Roberson said. "At the same time, we must ensure that we meet the requirements mandated by Texas SB 7 while allowing the flexibility to meet the requirements of Arkansas Act 1556, as well as any restructuring requirements mandated in Louisiana or Oklahoma."

Central and South West Corporation is a Dallas-based public utility holding company that owns four U.S. electric utility subsidiaries with 1.7 million customers, a regional electricity company serving 2 million customers in the United Kingdom, and non-utility subsidiaries involved in energy-related investments as well as subsidiaries that offer telecommunications, energy efficiency and financial transactions. On December 22, 1997, CSW announced a definitive merger agreement for a tax-free, stock-for-stock transaction with Columbus, Ohio-based American Electric Power Company, Inc.

Media contact: Larry Jones, communications project coordinator for Central and South West Corporation, 214 777-1276.

Financial community contact: Becky Hall, director of investor relations for Central and South West Corporation, 214 777-1277.

Internet inquiries: corpcom@csw.com